EXHIBIT 10.1

           FORM OF MASTER LICENSE AGREEMENT FOR ELECTRONIC BILLBOARDS
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         This  MASTER   LICENSE   AGREEMENT  FOR  ELECTRONIC   BILLBOARDS   (the
"Agreement") is entered into by and between Electronic Billboard Technology, Inc. (hereinafter "EBT"), a Delaware corporation having its principal offices at 3006 Longhorn Boulevard, Suite 107, Austin, Texas 78758 and Cinemark USA, Inc. (hereinafter "Cinemark"), a Texas corporation having its principal offices at 3900 Dallas Parkway, Suite 500, Plano, Texas 75093 (collectively, the "parties" or "Parties").

                            BACKGROUND AND RECITALS:

         This background is included to assist in interpreting this Agreement and to understand the basis upon which certain terms and conditions have been included in this Agreement. It is not intended, nor should it be construed, to supersede or amend the specifically, recited terms and conditions of this Agreement.

         EBT produces billboards for electronically displaying advertising messages ("Electronic Billboards"). Cinemark is interested in using these Electronic Billboards at several of its theatre locations, with the possibility of expanding the use of Electronic Billboards at other of its theatre locations. The purpose of this Agreement is to establish the terms and conditions of the initial sites and to serve as a master license for all theatre sites which may utilize the Electronic Billboards. As hereinafter set forth, EBT and Cinemark will add addenda to this Agreement to cover the additional theatre locations mutually agreeable to both parties, if any, that will utilize the Electronic Billboards.

                                   AGREEMENT:

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1) EBT, at its sole cost and expense, does hereby agree to erect one (1) Electronic Billboard, along with all of the corresponding electrical installations, at each of the sites designated on Schedule "A" of this
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     Agreement. Cinemark and EBT shall jointly determine the precise location on each of these sites for the placement of the billboards, and such location will be designated on Schedule "A-1" to be attached to this Agreement; if a
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     joint decision cannot be reached for the placement of the billboard(s), EBT shall have the right to decline to install the sign at that particular site. The Electronic Billboards will be constructed according to the specifications provided by Cinemark, to be attached hereto as Schedule "B".
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     Cinemark does hereby agree to grant to EBT a license to use the space shown on  Schedule  "A-1",  and such space  shall  include  the space  reasonably
         ---------------
     required for EBT to erect, operate and maintain the Electronic Billboards, on the terms and conditions hereafter set forth (herein, the "License").
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     EBT agrees  that this  License  shall not be filed or  otherwise  placed of record with any county, municipality or otherwise. The License specifically includes the right of EBT to sell advertising to third parties on the Electronic Billboards. The third parties may include local, regional and national advertisers and are subject to Cinemark's approval, which will not be unreasonably withheld. Notwithstanding anything to the contrary in this Agreement, the Electronic Billboards shall not contain any advertisements for any beverages competing with beverages sold in Cinemark's theatres, tobacco products, firearms or pornographic materials, guns, weapons or

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     other similar  products,  celebrity  names/motion  picture  titles,  famous quotes, controversial 900 numbers, psychics, alcohol, or religious icons, nor any advertisements or other promotional material for a Competing Service (hereinafter defined). For purposes of this Agreement, "Competing Service" means (i) any internet site or channel, alternative media service
     or  telephone   ticketing   service  if  such  internet  site  or  channel,
     alternative media service or telephone ticketing service has a principal purpose of selling, marketing and distributing movie tickets and directly competes with any website operated by Cinemark or any website or telephone ticketing service on which Cinemark sells tickets, and (ii) any web site or internet site or channel if such web site or internet site or channel is predominately movie-related and has showtimes and sells, markets or distributes movie tickets.

2) EBT, with the reasonable assistance of Cinemark, shall be responsible for obtaining all necessary permits and licenses to erect, operate and maintain each Electronic Billboard. If, for any reason, EBT is prevented by any governmental authority from erecting and reasonably operating any of the Electronic Billboards (including, without limitation, being prevented from obtaining any off-premises permits for advertising), then this Agreement shall terminate and become null and void, but only as to the site affected by such restriction.

3) This Agreement shall run for a period of five (5) years from the Effective Date hereof; provided, however, the date upon which rental payments due hereunder shall commence, with respect to each Electronic Billboard, shall be the earlier of the following: (i) the date the Electronic Billboard is installed and operational or (ii) the date EBT starts collecting Advertising Revenue (hereinafter defined) for the Electronic Billboard. Cinemark and EBT shall have certain termination rights, as set forth in this Section 3. Cinemark may terminate the License in whole or merely with respect to any individual site hereunder, with or without cause, at any time by giving EBT no less than thirty (30) days prior written notice of its intent to terminate the License; in such event, Cinemark shall refund to EBT the prorated portion of any rental payments paid in advance to Cinemark which correspond to the period after the termination date for such site(s). EBT may terminate the License in whole or merely with respect to any individual site hereunder, with or without cause, at any time by giving Cinemark no less than thirty (30) days prior written notice of its intent to terminate the License; in such event, EBT shall not be entitled to the refund of any rental payments paid in advance to Cinemark. Within sixty
     (60) days of the expiration or earlier termination of this License, EBT shall, at its cost and expense, remove each Electronic Billboard and restore each location to the condition it was in prior to the installation of the Electronic Billboard, normal wear and tear excepted; provided, however, all power lines installed in connection with these billboards as well as the base unit upon which the signs have been installed shall at all times remain the property of Cinemark and shall not be removed or altered during the term hereof or upon the termination or earlier expiration of this License. If EBT fails to remove the Electronic Billboard(s) within this sixty (60) day period, EBT shall be deemed to have conveyed ownership of the Electronic Billboard(s) to Cinemark and agrees to execute any instrument necessary to effectuate such transfer.

4) As consideration for the License, EBT shall pay to Cinemark Percentage Rental for each Electronic Billboard equal to the following ("Percentage Rental"):

     a) Fifteen percent (15%) of the Advertising Revenue (defined below) from the operation of each Electronic Billboard until EBT recovers one-half of its direct, out-of-pocket costs of the Electronic Billboard; and

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     b)   Thereafter,  twenty  percent  (20%) of the  Advertising  Revenue  from operation of each Electronic Billboard until EBT recovers all of its direct, out-of-pocket costs of the Electronic Billboard; and

     c)   Thereafter,   for  the  remainder  of  the  term  of  this  Agreement,
          twenty-five percent (25%) of the Advertising Revenue received from operation of the Electronic Billboard.

     For each billboard installed pursuant hereto, EBT shall provide Cinemark with a cost breakdown of all of EBT's direct, out-of-pocket costs that EBT will seek to recover under the terms of this Agreement.

5) The aggregate collected gross cash proceeds generated from all displays on the Electronic Billboards ("Gross Revenue") shall be the basis of the calculation of Percentage Rental to be paid to Cinemark. EBT agrees that should any advertiser offer barter terms (i.e. non-cash consideration such as stock) in exchange for advertising on the Electronic Billboard, Cinemark and EBT shall jointly discuss the barter offer with such advertiser. If EBT and Cinemark elect to accept such barter offer, EBT and Cinemark shall negotiate in good faith the proper allocation of the barter consideration and such barter consideration shall not be considered Gross Revenue. If EBT does not accept the barter arrangement and Cinemark elects to accept the barter arrangement, Cinemark shall pay EBT the market value of the advertising spot. The Cinemark payment shall be in the form of a credit to EBT against amounts payable or to become payable by EBT to Cinemark under
     Section 4 hereof. As used herein, the term "Advertising Revenue" shall mean Gross Revenues reduced by the amount of all applicable sales taxes with respect thereto. Percentage Rentals payable pursuant to Section 4 shall be paid as set forth in Section 6 below and shall be accompanied by a written statement for such period which sets forth the Gross Revenue, the Advertising Revenue and the basis on which such Percentage Rental paid to Cinemark was calculated. In addition to the Percentage Rental payable hereunder, Cinemark shall also be entitled to use thirty (30) Premium Advertising Spots (hereinafter defined) of thirty (30) seconds each, per day, on each of the Electronic Billboards installed under this Agreement for its own use and at no cost. "Premium Advertising Spots" shall mean those advertising spots between the hours of 6:30a.m. and 9:00a.m. and/or 4:30p.m. and 7:00p.m., or such other times as may be designated by Cinemark. Furthermore, at any time there is unsold advertising time available on any of the Electronic Billboards installed under this Agreement, Cinemark shall have the right to use that time for its own use and at no cost, subject to time (or any part of it) being subsequently sold by EBT, at which time Cinemark's use of such unsold advertising time shall cease. At no time shall Cinemark's use of the advertising time made available to Cinemark at no cost be used by Cinemark in a manner which would be in competition with the sale of advertising space and time on those same Electronic Billboards. It shall not be considered competition if Cinemark uses its "no cost" advertising time to advertise "In-Theater Promotions." In-Theater Promotions are hereby defined to mean advertising promotions which do not run for more than a sixty (60) day period, the purpose of which are to stimulate the sale of theater tickets or the sale of concessions in the theater, only, and which do not involve the receipt of any cash consideration by Cinemark for the advertisement.

6) EBT shall guarantee to Cinemark, throughout each year of this License, a minimum annual rental ("Annual Minimum Rent"), per site, of $36,000.00,
                              ---------------------
     payable in advance as follows: $18,000.00 within five (5)

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     days of the inception of the first six month period  during each year,  and
     $18,000.00 within five (5) days of the inception of the second six month period during each year (each of such $18,000.00 amounts being hereinafter referred to as the "Semi-Annual Minimum Rent" and each of such twelve month periods being hereinafter referred to as a "Contract Year"). At the end of each of such six month periods, EBT shall calculate the Percentage Rental attributable to said period. If the Percentage Rental attributable to the prior six month period is equal to or less than $18,000.00, no additional monies will be owing to Cinemark for said period. If the Percentage Rental attributable to such prior six month period is greater than $18,000.00, then EBT shall, within thirty (30) days of the conclusion of the prior six month period, pay Cinemark additional monies for said period equivalent to the difference between the amount of Percentage Rental and the Semi-Annual Minimum Rent. Any rental payments due hereunder which are not paid within ten (10) days of its due date shall bear interest in an amount equivalent to the lesser of (a) 1.5% per month or (b) the highest lawful rate under applicable law.

7) EBT, at its sole cost and expense, shall be responsible for the installation, repair, maintenance and/or replacement of each Electronic Billboard to include the cost of electricity to power each Billboard. In order to determine the charge for electricity at each separate Billboard site, EBT shall, at its sole cost and expense and in its own name, have installed a separate meter to measure the amount of electrical usage of the Billboard, at each Billboard location. The cost of the installation of the electrical meter, including permitting and licensing fees and the cost of all wiring to the meter, shall be included in the term "direct, out-of-pocket costs" as that term pertains to EBT's recovery of its costs as provided in paragraph 4) of this License. If Cinemark terminates this License as to any site within twelve (12) months of the installation of a Billboard at that site and EBT has not fully recovered (as provided in paragraph 4)) the costs of the installation of the electrical meter for that site, then Cinemark shall reimburse EBT the unrecovered costs for the installation of that electrical meter. However, if EBT terminates this License within the same period, EBT shall not be entitled to any reimbursement of the costs of the installation of the electrical meter.

8) EBT agrees to indemnify, defend and hold harmless Cinemark from and against any and all claims, demands, liability or expense (whether as a result of personal injury, death, property damage or otherwise), including without limitation court costs and reasonable attorney's fees arising out of (i) breach of this Agreement by EBT, (ii) the erection, use or operation of the Electronic Billboards, (iii) any willful misconduct or negligent act or omission by EBT or its employees, agents or subcontractors or (iv) the violation, infringement or dilution of any trademark, tradename service mark or service name of any person or entity.

9) Cinemark agrees to indemnify, defend and hold harmless EBT from and against any and all claims, demands, liability or expense (including as a result of personal injury, death or property damage), including without limitation court costs and reasonable attorney's fees arising out of (i) the breach of this Agreement by Cinemark, (ii) the operation and maintenance of the theatre site where each Electronic Billboard is located (save and except the operation and maintenance of the site licensed to EBT), unless such claim, demand, liability or expense is attributable to the intentional act or negligent act or omission by EBT or its employees, agents or subcontractors, or (iii) any willful misconduct or negligent act or omission by Cinemark or its employees.

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10)  EBT shall maintain all risk property  casualty  insurance on the Electronic
     Billboards during the term of this License in an amount equal to 100% of the replacement cost of each Electronic Billboard.

11) As set forth below, EBT shall maintain liability insurance during the term of this License with an insurer approved by Cinemark and authorized to do business in the states where the respective sites hereunder are located, and such insurance shall include Cinemark as an additional insured:

     a) Commercial general liability insurance in an amount not less than $2,000,000.00 per occurrence for bodily injury or property damage or personal injury, $2,000,000.00 in the aggregate; and,

     b) All such policies shall contain endorsements whereby the carrier agrees that its insurance is primary and not contributory with or in excess of any coverage which Cinemark may carry.

     c) No such insurance policy shall be canceled, endorsed, altered or reissued to effect a change in coverage for any reason whatsoever unless such insurer shall have first given Cinemark thirty (30) days prior written notice thereof.

12) The parties will promptly execute and deliver to each other such further documents and take such further action as shall be required to more effectively carry out the intent and purpose of this Agreement and the License.

13) All notices, demands, or consents required or permitted under the Agreement shall be in writing and shall be delivered personally or sent by certified or registered mail, return receipt requested, to the appropriate party to the address set forth in the first paragraph of this Agreement or at such other address as shall be given by either party to the other in writing.

14) This Agreement and the License shall be deemed to be made in the state of Texas and in all respects shall be interpreted, construed, and governed by and in accordance with the laws of the state of Texas.

15) The waiver by any party of any term or provision of this Agreement shall not be deemed to constitute a continuing waiver thereof nor of any further or additional rights such party may hold under this Agreement.

16) The parties hereto acknowledge that there are ongoing possibilities between them relating to theatre sites operated by Cinemark, other than those specifically referenced in Exhibit "A" hereto, which in the future may utilize Electronic Billboards. Nothing contained herein shall be construed to require Cinemark to utilize Electronic Billboards at any theatre now or hereafter operated by Cinemark, except at those theatres identified on Exhibit "A" hereto and under the express terms of this Agreement. In the event that, during the term of this Agreement, any theatre sites operated by Cinemark are equipped with Electronic Billboards, each of Cinemark and EBT's rights and obligations with respect to those sites ("Additional
                                                                      ----------
     Billboard  Sites") shall be governed by this Agreement;  accordingly,  upon
     ----------------
     such occurrence the parties hereto shall execute addenda to this Agreement (or some such similar instrument) to add the Additional Billboard Sites, if

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     any,  hereto.  The  parties  hereto  agree that,  regardless  of the actual commencement date of this Agreement with respect to any Additional Billboard Sites, the term for such site(s) for the purposes of this Agreement shall expire five (5) years from the Effective Date hereof, unless this License is earlier terminated in accordance with the terms hereof.

17) EBT represents and warrants to Cinemark that the Electronic Billboard advertising will not violate, infringe or dilute any trademark, trade name, service mark or service name of any person or the right of privacy or publicity of any person.

18) EBT shall keep full and proper books, records and documents relating to the business transacted between the parties pursuant to this Agreement. Within thirty (30) days after the end of each year Contract Year, EBT will supply Cinemark with a certificate signed by EBT's Chief Financial Officer stating that all sums payable to Cinemark in respect of such Contract Year were calculated in accordance with the terms of this Agreement. Such certificate shall be accompanied by a financial statement setting forth the calculation of Advertising Revenue for such Contract Year, which shall include the Gross Revenue received by EBT solely in respect of the advertising sold pursuant hereto.

     Where Cinemark so requests from time to time during the term of this Agreement, but in no event more often than once in any 12-month period, and within one year after the expiration or earlier termination of this Agreement, EBT will permit independent auditors selected by Cinemark to inspect, upon reasonable notice and during normal business hours, the books, records and documents kept by EBT solely relating to Gross Revenue and Advertising Revenue amounts (the "Advertising Audit") related to this Agreement. The Advertising Audit may cover any Contract Year not theretofore subject to Advertising Audit. If the Advertising Audit reveals that the Advertising Revenue figures provided to Cinemark by EBT pursuant to the terms of this Agreement in respect of such Contract Year were less than the actual Advertising Revenue figures for such period, then EBT shall immediately pay to Cinemark the amounts due by EBT to Cinemark in respect of such period due to such Advertising Revenue underage, together with interest on such amounts at the rate set forth in Section 6 above. Additionally, if the Advertising Audit reveals that EBT underpaid Cinemark by more than 3%, EBT shall reimburse Cinemark for the reasonable cost of such Advertising Audit.

19) Cinemark hereby advises EBT that certain theatre sites operated by Cinemark are operated pursuant to lease agreements with the owners of these sites. For such sites, any agreement between Cinemark and EBT to allow the placement thereon of Electronic Billboards shall be conditioned on Cinemark's obtaining the approval of the respective landlord(s). Cinemark agrees to notify EBT of the approval or denial by such landlord promptly after the landlord has communicated its response to Cinemark.

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     Entered  into  effective  as of this  _____  day of  _______________,  2000
("Effective Date").


                                  ELECTRONIC BILLBOARD TECHNOLOGY, INC.

                                  By:______________________________________
                                           Marc Eller,
                                           Chief Executive Officer



                                  CINEMARK USA, INC.

                                  By:______________________________________
                                           Walter Hebert,
                                           Vice President - Purchasing


Cinemark Partners II, Ltd., being the owner in fee of that certain theatre located at 11819 Webb Chapel Road, Dallas, Texas 75234 ("Webb Chapel Theatre"), joins in the execution of this Agreement to effectuate the license granted hereunder as to such theatre; accordingly, with respect to the license at the Webb Chapel Theatre, all references herein to Cinemark shall mean Cinemark Partners II, Ltd.


                                   CINEMARK PARTNERS II, LTD.

                                   By: Cinemark Partners I, Inc., its general
                                       partner

                                        By:_______________________________
                                             Alan Stock,
                                             President

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                                   Schedule A
                                       To
               Master License Agreement for Electronic Billboards
               --------------------------------------------------



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